As filed with the Securities and Exchange Commission on April 25, 2005
Registration No. 333-124276

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Prestwick Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	71-0917453
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1825 K Street NW, Suite 1475
Washington, DC 20006
(202) 296-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Kathleen Clarence-Smith, M.D., Ph.D.
Chief Executive Officer
Prestwick Pharmaceuticals, Inc.
1825 K Street NW, Suite 1475
Washington, DC 20006
(202) 296-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Michael R. Lincoln, Esq.
Aaron J. Velli, Esq.
Darren K. DeStefano, Esq.
Brian F. Leaf, Esq.
Cooley Godward LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Tel: (703) 456-8000
Fax: (703) 456-8100	Jeffrey S. Marcus, Esq. Michael G. Kalish, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104-0050 Tel: (212) 468-8000 Fax: (212) 468-7900
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Pre-effective Amendment No. 1 to Registration Statement on Form S-1 of Prestwick Pharmaceuticals, Inc. (the “Company”) is being filed solely to file Exhibit 10.8 hereto, which was previously omitted from the Company’s initial filing of the Registration Statement on April 22, 2005, as a result of technical difficulties during transmission to the SEC’s EDGAR database.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.  Other expenses of issuance and distribution.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee		$8,798
NASD filing fee		7,000
Nasdaq National Market listing fee		100,000
Blue Sky qualification fees and expenses*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Transfer agent and registrar fees and expenses*
Miscellaneous expenses*
Total*	$

*     To be completed by amendment.
Item 14.    Indemnification of directors and officers.
We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated bylaws, which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Part II

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

--	for any transaction from which the director derives an improper personal benefit;

--	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

--	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

--	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors, which require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
We have entered into an underwriting agreement, which provides that the underwriters are obligated, under some limited circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Part II

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering	3.1
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.2
Amended and Restated Investor Rights Agreement dated November 30, 2004 between the Registrant and certain of its stockholders	4.2
Form of Indemnification Agreement	10.5
Item 15.    Recent sales of unregistered securities.
The following list sets forth information regarding all securities sold by us since our inception in November 2002.
(1)     In December 2002, we issued 6,000,000 shares of restricted common stock to our affiliate Prestwick Scientific Capital, Inc. in exchange for Prestwick Scientific Capital’s contribution of assets to us.
(2)     In December 2002, we issued and sold 1,250,000 shares of restricted common stock to our founder at a purchase price of $0.037 per share for aggregate consideration of $46,250.
(3)     In December 2002, we issued and sold $2,000,000 in aggregate principal amount of convertible promissory notes and warrants to purchase an aggregate of 400,000 shares of our common stock at $1.00 per share to institutional and accredited investors. These convertible promissory notes converted into shares of our Series A-1 Preferred Stock as part of the transaction described in paragraph 4 below.
(4)     In February 2003, we issued and sold an aggregate of 10,065,999 shares of Series A-1 Preferred Stock and warrants to purchase 5,032,996 shares of our common stock to institutional and accredited investors at a purchase price of $1.00 per unit for aggregate consideration of $10,066,002. Each unit consisted of one share of Series A-1 Preferred Stock and a warrant to purchase 0.5 shares of common stock. Upon completion of this offering, these shares of Series A-1 Preferred Stock will convert into 10,065,999 shares of common stock.
(5)     In November and December 2003, we issued and sold an aggregate of 13,030,570 shares of Series A-2 Preferred Stock to institutional and accredited investors at a purchase price of $1.00 per share for aggregate consideration of $13,030,570. Upon completion of this offering, these shares will convert into 13,030,570 shares of common stock.
(6)     In October and November 2004, we issued and sold $8,142,824 in aggregate principal amount of convertible promissory notes and warrants to purchase an aggregate of 814,284 shares of our common stock at $0.273 per share to institutional and accredited investors. These convertible promissory notes converted into shares of our Series B Preferred Stock as part of the transaction described in paragraph 7 below.
(7)     In November 2004, we issued and sold a total of 27,482,730 shares of Series B preferred stock to institutional and accredited investors at a purchase price of $1.3463 per share for aggregate consideration of $36,999,999. Upon completion of this offering, these shares will convert into 27,482,730 shares of common stock.

Part II

(8)     From our inception through March 31, 2005, we have granted options to purchase 12,488,493 shares of common stock to employees, directors and consultants under our 2003 Equity Incentive Plan at exercise prices ranging from $0.037 to $0.37 per share. Of the 12,488,493 options granted, 9,065,500 remain outstanding, 678,008 shares of common stock have been purchased pursuant to the exercises of stock options for aggregate consideration of $140,810 and 2,744,985 shares have been cancelled and returned to the 2003 Equity Incentive Plan option pool.
(9)     From November 2004 to March 2005, we issued an aggregate of 4,834,825 shares of common stock upon exercise of certain of the warrants described in paragraphs 3, 4 and 6, at exercise prices ranging from $0.001 to $1.00 per share, for aggregate consideration of $567,381.
The offer, sale, and issuance of the securities described in paragraph 1 was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. Each of the recipients of securities in the transaction described in paragraph 1 were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.
The offers, sales, and issuances of the preferred stock described in paragraphs 2, 3, 4, 5, 6, 7 and 9 were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs 2, 3, 4, 5, 6, 7 and 9 were accredited investors under Rule 501 of Regulation D.
The offers, sales and issuances of the options and common stock described in paragraph 8 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 2003 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.
Item 16.    Exhibits and financial statement schedules.
(a)     Exhibits.

Exhibit
Number	Description

1.1†	Form of Underwriting Agreement.
3.1+	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon completion of this offering.
3.2+	Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1†	Form of Specimen Common Stock Certificate.
4.2+	Amended and Restated Investor Rights Agreement dated as of November 30, 2004 by and among the Registrant and Stockholders named therein.
5.1†	Opinion of Cooley Godward LLP.

Part II

Exhibit
Number	Description

10.1#†	Amended and Restated 2003 Equity Incentive Plan.
10.2#†	Form of Stock Option Agreement under Amended and Restated 2003 Equity Incentive Plan.
10.3#†	2005 Non-Employee Directors’ Stock Plan.
10.4#†	Form of Stock Option Agreement Under 2005 Non-Employee Directors’ Stock Plan.
10.5+	Form of Indemnification Agreement by and between the Registrant and each of its directors.
10.6+	Asset Purchase and Subscription Agreement dated December 13, 2002 by and among the Registrant, Prestwick Scientific Capital and Prestwick Companies, Inc.
10.7#+	Executive Employment Agreement dated February 26, 2003 by and between the Registrant and Kathleen Clarence-Smith, M.D., Ph.D. as amended by letter agreement dated August 31, 2004.
10.8*	License Agreement dated September 7, 2004 by and among the Registrant, Daniel C. Javitt and Glytech, Inc.
10.9*+	Agreement for Canadian Rights to Nitoman dated April 26, 2004 by and between the Registrant and Cambridge Laboratories Limited, as amended on December 1, 2004.
10.10*+	Amended and Restated Agreement dated January 30, 2004 by and between the Registrant and Cambridge Laboratories Limited, as amended on December 1, 2004.
10.11*+	Agreement dated February 3, 2004 by and among the Registrant, Schering Aktiengesellschaft and NeuroBiotec GmbH.
10.12*+	Development and Commercialization License and Clinical Supply Agreement dated September 11, 2003 by and between the Registrant and NeuroBiotec GmbH.
10.13*+	License Agreement dated July 16, 2001 by and between Prestwick Scientific Capital, Inc. and Dr. Maurice W. Gittos.
10.14*+	License Agreement dated October 6, 2000 by and between Prestwick Scientific Capital, Inc. and The General Hospital Corporation.
10.15#+	Letter Agreement dated August 19, 2004 by and between the Registrant and Melvin D. Booth.
10.16#+	Letter Agreement dated September 2, 2003 by and between the Registrant and David A. Cory.
10.17#+	Letter Agreement dated November 7, 2003 by and between the Registrant and Christopher F. O’Brien.
10.18#+	Letter Agreement dated February 4, 2004 by and between the Registrant and James P. Shaffer.
10.19#+	Letter Agreement dated November 1, 2004 by and between the Registrant and William H. Washecka.
10.20#+	Letter Agreement dated August 4, 2003 by and between the Registrant and Benjamin P. Lewis.
10.21#+	Separation Agreement dated February 25, 2004 by and between the Registrant and Robert S. Whitehead.
10.22#+	Letter Agreement dated September 19, 2003 by and between the Registrant and Mark Van Ausdal, as amended by letter agreement dated November 10, 2004.
21.1+	List of Subsidiaries of the Registrant.
23.1	Consent of Cooley Godward LLP (included in Exhibit 5.1).

Part II

Exhibit
Number	Description

23.2+	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1+	Powers of Attorney (Included on Signature Page).

+     Previously filed
†     To be filed by amendment.
#     Indicates management contract or compensatory plan.
* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(b)     Financial Statement Schedules.
No financial statement schedules are provided, because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.
Item 17.    Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on April 22, 2005.

PRESTWICK PHARMACEUTICALS, INC.

By:	/s/ Kathleen E. Clarence-Smith

Kathleen E. Clarence-Smith
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kathleen E. Clarence-Smith Kathleen E. Clarence-Smith, M.D., Ph.D.	Chief Executive Officer, Founder and Director (Principal Executive Officer)	April 22, 2005

* Melvin D. Booth	Executive Chairman and Director	April 22, 2005

* William H. Washecka	Chief Financial Officer (Principal Financial and Accounting Officer)	April 22, 2005

* Robert J. Flanagan	Director	April 22, 2005

* James I. Healy, M.D., Ph.D.	Director	April 22, 2005

* Joël Besse	Director	April 22, 2005

* Edgar G. Engleman	Director	April 22, 2005

* Patrick G. Enright	Director	April 22, 2005

*By: /s/ Kathleen E. Clarence-Smith Kathleen E. Clarence-Smith Attorney-in-Fact

Part II

Exhibits

Exhibit
Number	Description

1.1†	Form of Underwriting Agreement.
3.1+	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon completion of this offering.
3.2+	Form of Amended and Restated Bylaws of the Registrant to be in effect upon closing of this offering.
4.1†	Form of Specimen Common Stock Certificate.
4.2+	Amended and Restated Investor Rights Agreement dated as of November 30, 2004 by and among the Registrant and Stockholders named therein.
5.1†	Opinion of Cooley Godward LLP.
10.1#†	Amended and Restated 2003 Equity Incentive Plan.
10.2#†	Form of Stock Option Agreement under Amended and Restated 2003 Equity Incentive Plan.
10.3#†	2005 Non-Employee Directors’ Stock Plan.
10.4#†	Form of Stock Option Agreement Under 2005 Non-Employee Directors’ Stock Plan.
10.5+	Form of Indemnification Agreement by and between the Registrant and each of its directors.
10.6+	Asset Purchase and Subscription Agreement dated December 13, 2002 by and among the Registrant, Prestwick Scientific Capital and Prestwick Companies, Inc.
10.7#+	Executive Employment Agreement dated February 26, 2003 by and between the Registrant and Kathleen Clarence-Smith, M.D., Ph.D. as amended by letter agreement dated August 31, 2004.
10.8*	License Agreement dated September 7, 2004 by and among the Registrant, Daniel C. Javitt and Glytech, Inc.
10.9*+	Agreement for Canadian Rights to Nitoman dated April 26, 2004 by and between the Registrant and Cambridge Laboratories Limited, as amended on December 1, 2004.
10.10*+	Amended and Restated Agreement dated January 30, 2004 by and between the Registrant and Cambridge Laboratories Limited, as amended on December 1, 2004.
10.11*+	Agreement dated February 3, 2004 by and among the Registrant, Schering Aktiengesellschaft and NeuroBiotec GmbH.
10.12*+	Development and Commercialization License and Clinical Supply Agreement dated September 11, 2003 by and between the Registrant and NeuroBiotec GmbH.
10.13*+	License Agreement dated July 16, 2001 by and between Prestwick Scientific Capital, Inc. and Dr. Maurice W. Gittos.
10.14*+	License Agreement dated October 6, 2000 by and between Prestwick Scientific Capital, Inc. and The General Hospital Corporation.
10.15#+	Letter Agreement dated August 19, 2004 by and between the Registrant and Melvin D. Booth.
10.16#+	Letter Agreement dated September 2, 2003 by and between the Registrant and David A. Cory.
10.17#+	Letter Agreement dated November 7, 2003 by and between the Registrant and Christopher F. O’Brien.
10.18#+	Letter Agreement dated February 4, 2004 by and between the Registrant and James P. Shaffer.
10.19#+	Letter Agreement dated November 1, 2004 by and between the Registrant and William H. Washecka.
10.20#+	Letter Agreement dated August 4, 2003 by and between the Registrant and Benjamin P. Lewis.

Part II

Exhibit
Number	Description

10.21#+	Separation Agreement dated February 25, 2004 by and between the Registrant and Robert S. Whitehead.
10.22#+	Letter Agreement dated September 19, 2003 by and between the Registrant and Mark Van Ausdal, as amended by letter agreement dated November 10, 2004.
21.1+	List of Subsidiaries of the Registrant.
23.1	Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.2+	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1+	Powers of Attorney (Included on Signature Page).

+     Previously filed
†     To be filed by amendment.
#     Indicates management contract or compensatory plan.
*     Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.